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                                              [LINCOLN FINANCIAL GROUP(R) LOGO]

ROBERT O. SHEPPARD
SECOND VICE PRESIDENT
AND GENERAL COUNSEL
100 MADISON STREET, SUITE 1860
SYRACUSE, NY 13202-2802
TELEPHONE:  (315) 428-8420
FACSIMILE:   (315) 428-8416



April 17, 2008

U. S. Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-0506

Re: LLANY Separate Account R for Flexible Premium Variable Life Insurance (the "Account")
     Lincoln Life & Annuity Company of New York ("LLANY")
     File No. 333-141772; 811-08651; CIK: 0001055225
     Post-Effective Amendment No. 2, Form N-6

Dear Sir or Madam:

As Second Vice President and General Counsel of Lincoln Life & Annuity Company of New York ("LLANY"), I am familiar with the actions of the Board of Directors of LLANY, establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933, (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Charter and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to said Post-Effective Amendment No. 2 to the initial Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement, as amended.

Very truly yours,

/s/ Robert O. Sheppard

Robert O. Sheppard
Second Vice President
and General Counsel